Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                           MCLEOD RUSSEL HOLDINGS PLC


                       MCLEOD RUSSEL OF PENNSYLVANIA, INC.
             a wholly owned subsidiary of McLeod Russel Holdings PLC


                                       and


                                   TRION, INC.

                                TABLE OF CONTENTS

                                                                           Page
ARTICLE I  THE MERGER..........................................................1
      Section 1.01 Effective Time of the Merger................................1
      Section 1.02 Closing.....................................................2
      Section 1.03 Effects of the Merger.......................................2
      Section 1.04 Additional Actions..........................................2
ARTICLE II  CONVERSION OF SECURITIES...........................................3
      Section 2.01 Conversion of Capital Stock.................................3
      Section 2.02 Exchange of Certificates....................................3
      Section 2.03 No Further Transfers........................................5
      Section 2.04 Dissenting Shares...........................................5
      Section 2.05 Treatment of Stock Options..................................6
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................7
      Section 3.01 Organization................................................7
      Section 3.02 Subsidiaries................................................7
      Section 3.03 Corporate Power and Authority...............................7
      Section 3.04 Capitalization..............................................8
      Section 3.05 Conflicts:  Consents and Approvals..........................9
      Section 3.06 No Material Adverse Change.................................10
      Section 3.07 SEC Filings: Financial Statements..........................10
      Section 3.08 Taxes......................................................11
      Section 3.09 Compliance with Law........................................11
      Section 3.10 Intellectual Property Rights...............................11
      Section 3.11 Title to Properties........................................12
      Section 3.12 Proxy Statement............................................12
      Section 3.13 Litigation.................................................13
      Section 3.14 Brokerage and Finder's Fees: Expenses......................13
      Section 3.15 Employee Benefit Plans and Related Matters; ERISA..........13
      Section 3.16 Undisclosed Liabilities....................................16
      Section 3.17 Environmental Matters......................................16
      Section 3.18 Contracts and Leases.......................................17
      Section 3.19 Labor Matters..............................................17
      Section 3.20 Disclosure.................................................17
      Section 3.21 No Existing Discussions....................................17
      Section 3.22 Opinion of Financial Advisor...............................17
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB................18
      Section 4.01 Organization of Acquiror and Sub...........................18
      Section 4.02 Capitalization of Sub......................................18
      Section 4.03 Corporate Power and Authority..............................18
      Section 4.04 Conflicts: Consents and Approval...........................19
      Section 4.05 Financial Statements.......................................19
      Section 4.06 Financing..................................................20
      Section 4.07 Absence of Certain Changes or Events.......................20
      Section 4.08 Litigation.................................................20
      Section 4.09 Proxy Statement............................................20
      Section 4.10 Interim Operations of Sub..................................20
ARTICLE V  COVENANTS..........................................................21
      Section 5.01 Solicitation...............................................21
      Section 5.02 Shareholder Approvals......................................23
      Section 5.03 Conduct of the Business of the Company.....................23

      Section 5.04 Access to Information......................................26
      Section 5.05 Required Authorizations....................................27
      Section 5.06 Public Announcements.......................................27
      Section 5.07 Benefit Plans..............................................27
      Section 5.08 Employee Arrangements......................................28
      Section 5.09 Officers' and Directors' Insurance: Indemnification........28
      Section 5.10 Company Transactional Expenses.............................29
      Section 5.11 Company Subsequent Events..................................29
      Section 5.12 Acquiror Subsequent Events.................................29
      Section 5.13 Settlement Agreement Payment...............................29
ARTICLE VI  CONDITIONS  TO  MERGER............................................30
      Section 6.01 Conditions to Each Party's  Obligation To Effect the
                   Merger.....................................................30
      Section 6.02 Additional  Conditions to Obligations of Acquiror
                   and Sub....................................................30
      Section 6.03 Additional Conditions to Obligations of The Company........31
ARTICLE VII  TERMINATION AND AMENDMENT........................................32
      Section 7.01 Termination................................................32
      Section 7.02 Effect of Termination......................................33
      Section 7.03 Fees and Expenses..........................................33
      Section 7.04 Amendment..................................................34
      Section 7.05 Extension, Waiver..........................................34
ARTICLE VIII  MISCELLANEOUS...................................................34
      Section 8.01 Nonsurvival of Representations, Warranties and Agreements..34
      Section 8.02 Notices....................................................34
      Section 8.03 Interpretation.............................................35
      Section 8.04 Counterparts...............................................35
      Section 8.05 Entire Agreement: No Third Party Beneficiaries.............36
      Section 8.06 Governing Law..............................................36
      Section 8.07 Assignment.................................................36
      Section 8.08 Arbitration................................................36

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of August 14, 1998 by and among MCLEOD RUSSEL HOLDINGS PLC, a company incorporated under the laws of England and Wales ("Acquiror"), MCLEOD RUSSEL OF PENNSYLVANIA, INC., a Pennsylvania corporation ("Sub"), and TRION, INC., a Pennsylvania corporation (the "Company"). The Company and Sub are the only parties to the merger hereby contemplated and are sometimes referred to herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation."

      WHEREAS, Acquiror desires to combine its businesses with the businesses of the Company through the merger of Sub with and into the Company, with the Company as the Surviving Corporation (the "Merger"), pursuant to which each share of Common Stock, par value $.50 per share, of the Company ("Company Common Stock") outstanding at the Effective Time (as defined in Section 1.01) will be converted into the right to receive $7.27 per share in cash as more fully provided herein;

      WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and the Company desires to combine its businesses with the businesses operated by Acquiror;

      WHEREAS, the Board of Directors of Acquiror has determined that the Merger is consistent with the long-term business strategy of Acquiror;

      WHEREAS, the respective Boards of Directors of Acquiror, Sub and the Company have determined the Merger to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

      NOW, THEREFORE, in consideration of these premises and the covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

      Section 1.01 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, articles of merger ("Articles of Merger") in such form as required by the relevant provisions of the Business Corporation Law of Pennsylvania ("BCL") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the Commonwealth of Pennsylvania, for filing, as provided in the BCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

      Section 1.02 CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., prevailing time, on a date to be specified by Acquiror and the Company, which shall be as soon as practicable after all of the conditions to the Merger set forth in Article VI have been satisfied or waived, subject to the rights of termination and abandonment hereinafter set forth (the "Closing Date"), at a place mutually agreed to in writing by Acquiror and the Company. For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

      Section 1.03  EFFECTS OF THE MERGER.

      (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company, (ii) the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth in Exhibit A, (iii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until amended after the Effective Time, (iv) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation and hold office as provided in the Bylaws of the Surviving Corporation, and (v) the officers of the Surviving Corporation shall consist of the officers of the Company immediately prior to the Effective Time, such officers to hold office from the Effective Time until their respective successors are duly elected and qualify.

      (b) The Merger will have the effects specified in the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers, franchises, debts, liabilities, obligations and duties of the Constituent Corporations will continue in the Surviving Corporation unaffected by the Merger.

      Section 1.04 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

      Section 2.01 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Sub or the Company or their respective shareholders:

      (a) Each share of common stock, no par value, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.50 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

      (b) Each issued and outstanding share of Company Common Stock, but other than shares of Company Common Stock issued and held in the treasury of the Company or owned of record by Acquiror, Sub or any direct or indirect subsidiary thereof and except for Dissenting Shares in respect of which dissenters rights are properly demanded and perfected, shall be converted into and shall become, by virtue of the Merger and without any further action by the holder thereof the right to receive $ 7.27 in cash (the "Per Share Purchase Price").

      (c) Each share of Company Common Stock issued and held in the treasury of the Company or owned of record by Acquiror, Sub or any direct or indirect subsidiary thereof immediately prior to the Effective Time shall automatically be cancelled and retired without any conversion thereof, and no consideration shall be exchangeable therefor.

      Section 2.02  EXCHANGE OF CERTIFICATES.

      (a) Promptly following the Effective Time, Acquiror shall deposit with First Union National Bank of North Carolina or such other exchange agent as may be designated by Acquiror (the "Exchange Agent"), for the benefit of holders of shares of Company Common Stock ("Company Shareholders"), for exchange in accordance with this Section

2.02, immediately available funds in an amount equal to the Per Share Purchase Price times the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Exchange Fund"). The Exchange Fund shall not be used for any purpose other than as provided herein.

      (b) As soon as practicable after the Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive cash pursuant to Section 2.01(b), (i) a letter of transmittal (the form and substance of which shall have been reasonably approved by the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing  the cash which such  holder has the right to receive  pursuant  to
Section 2.01(b), after giving effect to any required withholding tax. The shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of shares of Company Common Stock which is not registered on the transfer records of the Company, cash in the proper amount may be issued to such transferee if the Certificate representing such shares of Company Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender, cash, as provided in this Article II.

      (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate, cash in the proper amount, as determined in accordance with this Article II. When authorizing such cash in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving

Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

      (d) Any portion of the Exchange Fund which remains undistributed to Company Shareholders nine (9) months after the date of the mailing required by
Section 2.02(b) shall be delivered to Acquiror, upon demand therefor, and holders of Certificates previously representing shares of Company Common Stock who have not theretofore complied with this Section 2.02 shall thereafter look only to Acquiror for payment of any claim to cash, in respect thereof.

      (e) None of Acquiror, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (f) The Exchange Agent shall invest the Exchange Fund, as directed by Acquiror, on a daily basis, provided that substantially all such investments shall be in obligations of or generated by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments. Any interest and other income resulting from such investments shall be paid to Acquiror upon termination of the Exchange Fund pursuant to Section 2.02(d).

      Section 2.03 NO FURTHER TRANSFERS. All cash issued upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock represented thereby prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in
Section 2.02.

      Section 2.04  DISSENTING SHARES.

      (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected his or her right to receive payment of the fair value of his or her shares pursuant to Chapter 15, Subchapter D of the BCL and as of the Effective Time has not effectively withdrawn or lost his or her right to such fair value payment (the "Dissenting Shares"), shall not be converted into or represent a right to receive cash pursuant to Section 2.01(b), but the holder thereof shall only be entitled to such rights as are granted by Chapter 15, Subchapter D of the BCL.

      (b) Notwithstanding the provisions of Section 2.04(a), if any holder of shares of Company Common Stock who demands payment of the fair value of his or her shares under the BCL shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to payment of the fair value of his or her shares, then as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's shares shall automatically be converted into and represent only the right to receive cash as provided in Section 2.01(b), without interest thereon, upon surrender of the certificate or certificates representing such shares.

      (c) The Company shall give Acquiror prompt notice of any Dissenting Shares, withdrawals of Dissenting Shares and any other instruments served pursuant to Chapter 15, Subchapter D of the BCL received by the Company.

      Section 2.05 TREATMENT OF STOCK OPTIONS. Prior to the Effective Time, Acquiror and the Company shall take all such actions as may be necessary to cause each of the unexpired and unexercised options to acquire Company Common Stock listed on Schedule 2.05 (each, a "Company Option") to be automatically converted at the Effective Time into an amount of cash equal to the difference between the Per Share Purchase Price and the exercise price of that Company Option, multiplied by the number of shares of Company Common Stock issuable immediately prior to the Effective Time upon exercise of that Company Option (without regard to restrictions on exercisability). Such cash shall be paid by the Surviving Corporation immediately after the Effective Time to the owners of the Company Options, after giving effect to any required withholding tax. Notwithstanding anything herein to the contrary, this Section 2.05 shall only apply to Company Options that are exercisable at a price below the Per Share Purchase Price; all other Company Options shall automatically be cancelled at the Effective Time.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Acquiror and Sub as follows:

      Section 3.01 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company and each Subsidiary of the Company is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company is not in default in the performance, observance or fulfillment of any provision of its Amended and Restated Articles of Incorporation, as amended and restated (the "Company Articles"), or its amended and restated Bylaws, as in effect on the date hereof (the "Company Bylaws"). The Company has heretofore furnished to Acquiror a complete and correct copy of the Company Articles and the Company Bylaws.

      Section 3.02 SUBSIDIARIES. The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the Subsidiaries and other entities set forth in Schedule 3.02. Except as set forth in Schedule 3.02, the Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of the Company's Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all Liens, pledges, security interests, claims or other encumbrances. Other than as set forth in Schedule 3.02, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any Subsidiary of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any Subsidiary of the Company, and neither the Company nor any Subsidiary of the Company has any obligation of any kind to issue any additional securities of any Subsidiary of the Company or to pay for or repurchase any securities of any Subsidiary of the Company or any Predecessor thereof.

      Section 3.03 CORPORATE POWER AND AUTHORITY. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger by the Company Shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger and the transactions contemplated hereby by the Company Shareholders. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Acquiror and Sub, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

      Section 3.04 CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.50 par value per share. As of August 13, 1998, (i) 7,149,247 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) zero (0) shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, (iii) 235,858 shares of Company Common Stock were reserved for issuance pursuant to stock options granted and outstanding under the Company 1985 Stock Incentive Plan and the Company 1995 Stock Incentive Plan (the "Stock Option Plans") and (iv) 169,000 shares of Company Common Stock were reserved for issuance pursuant to options granted under agreements entered into other than pursuant to the Stock Option Plan. All shares of Company Common Stock subject to issuance as specified above are accounted for in Schedule 2.05 and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Other than as set forth in the first sentence hereof or in Schedule 3.04, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by the Company of any securities of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of the Company, and neither the Company nor any of its Subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of the Company or any Predecessor. The Company has no agreement, arrangement or understandings to register any securities of the
Company or any of its Subsidiaries under the United States Securities Act of 1933, as amended (the "Securities Act"), or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements have previously been provided to Acquiror.

      Section 3.05 CONFLICTS: CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby or thereby will:

      (a) conflict with, or result in a breach of any provision of, the Company Articles or the Company Bylaws;

      (b) except as set forth in Schedule 3.05, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or their properties or assets may be bound;

      (c) violate any order, writ, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or

      (d) require any action or consent or approval of, or review by, or registration or filing by the Company with, any Governmental Authority, other than (i) approval of the Merger and the transactions contemplated hereby by the Company Shareholders, (ii) actions required by the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") or any other applicable foreign Antitrust Law, (iii) the filing of the proxy statement of the Company (the "Proxy Statement") with the United States Securities and Exchange Commission ("SEC") in accordance with the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") and (iv) consents or approvals of any Governmental Authority set forth in Schedule 3.05;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the parties to consummate the Merger.

      Section 3.06 NO MATERIAL ADVERSE CHANGE. Except as disclosed in the Company SEC Reports (as defined in Section 3.07 hereof) or in Schedule 3.06, since June 30, 1998, there has been no change in the business or financial condition of the Company which would constitute a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or any event, occurrence or development which would have a Material Adverse Effect on the ability of the Company and its Subsidiaries, taken as a whole, to consummate the Merger.

      Section 3.07  SEC FILINGS: FINANCIAL STATEMENTS.

      (a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it and has previously furnished to Acquiror a true and complete copy of each of (i) its Annual Report on Form 10-K for the year ended December 31, 1997 (ii) its Quarterly Report on Form I0-Q for the period ended March 31, 1998, (iii) a copy of its proposed Quarterly Report on Form 10-Q for the period ended June 30, 1998 (which is to be filed on August 14, 1998), and (iv) all other reports or other correspondence filed by it with the SEC pursuant to Exchange Act since January 1, 1998, in each case as filed (or to be filed) with the SEC (collectively, together with any forms, reports and documents filed by the Company with the SEC after the date hereof until the Closing, the "Company SEC Reports"). Each such report, when filed, complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder and, as of their respective dates, none of such reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Company SEC Reports complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented the consolidated financial position of the Company as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements (i) were or are subject to normal year-end adjustments which were not or are not expected to be material in amount, and
(ii) do not contain footnote disclosure. The unaudited balance sheet of the Company as of June 30, 1998 is referred to herein as the "Company Balance Sheet."

      Section 3.08 TAXES. The Company and its Subsidiaries have filed or caused to be filed with the appropriate Federal, state, local and other governmental agencies, all tax returns, information returns and reports required to be filed which, if not filed, would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and have paid in full or made adequate provision (in accordance with generally accepted accounting principles) for the payment of all taxes (including taxes withheld from employees' salaries and other withholding taxes and obligations) which are due and payable pursuant to such tax returns or pursuant to any assessment with respect to taxes in any jurisdiction, whether or not in connection with such tax returns. The Company has made available to Acquiror true, complete and correct copies of its federal income tax returns for the last three taxable years and made available all other tax returns requested by Acquiror.

      Section 3.09 COMPLIANCE WITH LAW. The Company and each of its Subsidiaries is in compliance with all Applicable Laws relating to the Company, each Subsidiary or its respective business or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Except as disclosed in
Schedule 3.09, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending, or, to the knowledge of the officers of the Company or any of its Subsidiaries, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

      Section 3.10 INTELLECTUAL PROPERTY RIGHTS. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, the Company owns or possesses adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the businesses of the Company and each of its Subsidiaries ("Intellectual Property") as currently conducted, and there has not been any written assertion or claim against the Company or any of its Subsidiaries challenging the validity or the use by the Company or any of its Subsidiaries of any of the foregoing.

      Section 3.11 TITLE TO PROPERTIES. The Company and its Subsidiaries have good and valid title to or valid leasehold interests in the properties reflected in the Company Balance Sheet or acquired after the date of the Company Balance Sheet, and, except for matters that would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, all of such properties are held free and clear of all title defects, liens, encumbrances and restrictions, except as disclosed on Schedule 3.11. Set forth on Schedule 3.11 is a true and complete list of all leases and agreements of the Company or its Subsidiaries granting possession of or rights to real or personal property and involving an annual commitment or annual payment of more than $10,000 (the "Scheduled Leases"). All such Scheduled Leases are in full force and effect and constitute the legal, valid, binding and enforceable obligations of the Company or its Subsidiaries, and, to the best knowledge of the Company, are legal, valid , binding and enforceable in accordance with their respective terms with respect to each other party to a Scheduled Lease. Such enforceability may be limited by
(i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies. There are no existing defaults of the Company or its Subsidiaries with respect to such Scheduled Leases or, to the best knowledge of the Company, any of the other parties to such Scheduled Leases (or events or conditions which, with notice or lapse of time, or both, would constitute a default), except for defaults that would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

      Section 3.12  PROXY STATEMENT; CIRCULAR TO SHAREHOLDERS.

      (a) The information supplied by the Company for inclusion in the Proxy Statement to be sent to the Company Shareholders in connection with the meeting of the Company Shareholders (the "Shareholders' Meeting") to consider this Agreement and the Merger shall not, on the date the Proxy Statement is first mailed to Company Shareholders, at the time of the Shareholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement with respect to the Company in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which has become false or misleading.

      (b) The information supplied by the Company for inclusion in the Circular to be sent to the stockholders of the Acquiror in connection with the extraordinary general meeting of the stockholders of the Acquiror (the "EGM") to consider and (if thought fit) approve the Merger shall not, on the date the Circular is first mailed to the stockholders of the Acquiror, at the time of the EGM and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Circular not false or misleading; or omit to state any material fact necessary to correct any statement with respect to the Company in any earlier communication with respect to the solicitation of proxies for the EGM which has become false or misleading.

      Section 3.13 LITIGATION. Except as set forth in Schedule 3.13 or as indicated in any of the Company SEC Reports, there are no suits, litigation, investigations, actions or proceedings of any kind pending, nor (to the knowledge of the officers of the Company) threatened against the Company, which, (individually or in the aggregate), if adversely determined, would have a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company to consummate the Merger.

      Section 3.14 BROKERAGE AND FINDER'S FEES; EXPENSES. Except for the Company's obligation to Harris, Williams & Co., neither the Company nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of the Company, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

      Section 3.15  EMPLOYEE BENEFIT PLANS AND RELATED MATTERS; ERISA.

      (a) EMPLOYEE BENEFIT PLANS. Schedule 3.15(a) sets forth a complete and correct list of each "employee benefit plan", as such term is defined in section 3(3) of ERISA, and each written bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding that provides or may provide benefits or compensation in respect of any employee or Independent Contractor or under which any employee or independent contractor is or may become eligible to participate or derive a benefit and that is or has been maintained or established by the Company or its Subsidiaries or any other trade or business, whether or not incorporated, which, together with the Company or its Subsidiaries, is treated as a single employer under section 414 of the Code (such other trades and businesses hereinafter referred to as the "Related Persons"), or to which the Company or any Related Person contributes or is or has been obligated or required to contribute or with respect to which the Company may have any liability (collectively, the "Plans"). With respect to each such Plan, the Company has provided the Acquiror with complete and correct copies of: (i) such Plan, if written, or a description of such Plan if not written, and (ii) to the extent applicable to such Plan, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, any actuarial study of any post-employment life or medical benefits provided under any such Plan, if any, statements or other communications regarding withdrawal or other multi-employer plan liabilities, if any, and all amendments and modifications to any such document. Except as set forth on Schedule 3.15(a), the Company has not communicated to any Employee or any Independent Contractor any intention or commitment to modify any Plan or to establish or implement any other employee, retiree or independent contractor benefit or compensation plan or arrangement. Except as set forth on Schedule 3.15(a), neither the Company, nor any of its Subsidiaries, has any unwritten Plans.

      (b) QUALIFICATION. Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely effect such qualification or tax-exempt status.

      (c)   COMPLIANCE LIABILITY.

            (i) To the Knowledge of the Company, neither the Company nor any Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans. All material contributions and premiums required to have been paid by the Company and each Related Person to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (including each Plan) under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or Applicable Law.

            (ii) Each of the Plans has been operated and administered in all material respects in compliance with its terms, all Applicable Laws and all applicable collective bargaining agreements, except for any failures so to comply that, individually and in the aggregate, could not reasonably be expected to result in a material liability or obligation on the part of the Company or, following the Closing, the Acquiror or any of its affiliates. There are no material pending or, to the Knowledge of the Company, threatened claims by or on behalf of any of the Plans, by any employee or independent contractor or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits).

            (iii) No  Plan is a  "multiemployer  plan"  within  the  meaning  of section 4001(a)(3) or section 3(37) of ERISA. No Plan is a "multiple employer plan" within the meaning of section 4064 of ERISA.

            (iv) Except as set forth on Schedule 3.15(c), to the Knowledge of the Company, the consummation of the Merger will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any employee or independent contractor. The Company Balance Sheet reflects, to the extent required by US GAAP, any and all liabilities and obligations of the Company relating to any period ending on or prior to June 30, 1998 to or in respect of the employees, independent contractors or Plans for (A) unpaid compensation, salaries, wages, vacation and sick pay, disability payments, severance payments, other payroll items and fees (including, without limitation, bonus, incentive and deferred compensation) and (B) unpaid contributions, insurance premiums, Pension Benefit Guaranty Corporation premiums, costs and expenses to or in respect of any Plan.

      (d) EXCESS PARACHUTE PAYMENTS. Except as set forth on Schedule 3.15(d), no payment required to be made to any employee associated with the Company or its Subsidiaries as a result of the Merger under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

      Section 3.16 UNDISCLOSED LIABILITIES. Except (i) as and to the extent disclosed or reserved against on the Company Balance Sheet included in the Company SEC Reports, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice or (iii) as incurred in connection with or as a result of this Agreement or the transactions contemplated hereby, the Company, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto and which, individually or in the aggregate, have or would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

      Section 3.17  ENVIRONMENTAL  MATTERS.  Except  for  matters  disclosed  in
Schedule 3.17 and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, to the knowledge of the officers of the Company (a) the properties, operations and activities of the Company and its Subsidiaries are and, for the past five (5) years, have been in compliance with all applicable Environmental Laws (as defined below) and all past noncompliance of the Company or any Subsidiary with any Environmental Laws or Environmental Permits (as defined below) that has been resolved with any Governmental Authority has been resolved without any pending, ongoing or future obligation, cost or liability; (b) the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending or threatened, action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority under any Environmental Law; and (c) there has been no release of any Hazardous Materials into the environment by the Company or its Subsidiaries. The term "Environmental Laws" means all Federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, as in effect on the date hereof. "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

      Section 3.18 CONTRACTS AND LEASES. Neither the Company nor any of its Subsidiaries is in default, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default, under any contract or lease to which the Company or any of its Subsidiaries is a party or by which it or any of them is bound except of such which would not individually or in the aggregate have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

      Section 3.19 LABOR MATTERS. Except as disclosed on Schedule 3.19, there are no collective bargaining or other labor union agreements to which the Company or any Subsidiary is a party or by which any of them is bound. To the best knowledge of the officers of the Company, since January 1, 1996, neither the Company nor any Subsidiary has had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

      Section 3.20 DISCLOSURE. This Agreement and the schedules attached hereto, together with the information contained in the data room of the Company and made available to the Acquiror as part of its due diligence review of the Company and its Subsidiaries, taken as a whole, do not contain any untrue statement of a material fact.

      Section 3.21 NO EXISTING DISCUSSIONS. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations with any other party with respect to an Acquisition Proposal.

      Section 3.22 OPINION OF FINANCIAL ADVISOR. The financial advisor of the Company, Harris Williams & Co., has delivered to the Company, with a copy to the Acquiror, an opinion dated the date of this Agreement to the effect that the consideration to be received by the Company Shareholders in the Merger is fair to the Company Shareholders from a financial point of view.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

      Each of Acquiror and Sub represents and warrants to the Company as follows:

      Section 4.01 ORGANIZATION OF ACQUIROR AND SUB. Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under its respective jurisdiction of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Acquiror and Sub is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on the ability of Acquiror to consummate the Merger. Acquiror is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation, as amended ("Acquiror Certificate") or its Articles and Memorandum of Association ("Acquiror Articles") and Sub is not in default in the performance, observance or fulfillment of any provisions of its Certificate of Incorporation or Bylaws.

      Section 4.02  CAPITALIZATION OF SUB.

      The authorized capital stock of Sub consists of 100,000 shares of common stock, no par value per share, of which 10,000 shares are issued and outstanding, all of which are duly authorized and validly issued and are fully paid and nonassessable, and owned, beneficially and of record, by Acquiror.

      Section 4.03 CORPORATE POWER AND AUTHORITY. Each of Acquiror and Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Acquiror and Sub. This Agreement has been duly executed and delivered by each of Acquiror and Sub, and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of each of Acquiror and Sub enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

       Section 4.04 CONFLICTS: CONSENTS AND APPROVAL. Neither the execution and delivery of this Agreement by Acquiror or Sub nor the consummation of the transactions contemplated hereby will:

      (a)   conflict  with,  or  result  in  a   breach  of   any  provision  of
the  Acquiror   Certificate   or  Acquiror   Articles  or  the   Certificate  of
Incorporation or Bylaws of Sub;

      (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of Acquiror under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Acquiror or any of its Subsidiaries is a party or by which any of them or their properties or assets may be bound;

      (c) violate any order, writ, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to Acquiror or any of its Subsidiaries or any of their respective properties or assets; or

      (d) require any action or consent or approval of, or review by, or registration or filing by Acquiror with, any Governmental Authority, other than
(i) approval of the Merger and the transactions contemplated hereby by the stockholders of Acquiror, (ii) actions required by the HSR Act or any other applicable foreign Antitrust Law, and the rules and regulations promulgated thereunder and (iii) consents or approvals of any Governmental Authority as set forth in Schedule 4.04;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the parties to consummate the Merger.

      Section 4.05 FINANCIAL STATEMENTS. Each of the consolidated financial statements (including, in each case, any related notes) of Acquiror and its Subsidiaries for the most recent three fiscal years and for any interim period between the end of the most recent fiscal year and March 31, 1998 (and any corresponding interim period from a prior year) was prepared in accordance with generally accepted accounting principles in the United Kingdom applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented the consolidated financial position of Acquiror and its Subsidiaries as of the indicated dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements (i) were or are subject to normal year-end adjustments which were not or are not expected to be material in amount, and
(ii) do not contain footnote disclosure. The unaudited balance sheet of Acquiror as of May 29, 1998 is referred to herein as the "Acquiror Balance Sheet."

      Section 4.06 FINANCING. Acquiror and Sub have received commitments from responsible financial institutions for, or otherwise have available, funds sufficient to acquire all the shares of Company Common Stock pursuant to the Merger, to fulfill their obligations under this Agreement and pay related fees and expenses (the "Financing"). True and complete copies of such commitments and agreements have been delivered to the Company.

      Section 4.07  ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in
Schedule 4.07, since March 31, 1998, there has been no change in the business or financial condition of Acquiror or any other event, occurrence or development which would have a material adverse effect on the ability of Acquiror to consummate the Merger.

      Section 4.08 LITIGATION. Except as set forth in Schedule 4.08, there are no suits, litigation, investigations, actions or proceedings of any kind pending, nor (to the knowledge individually or in the aggregate, of the officers of Acquiror) threatened against Acquiror, which, if adversely determined, would have a Material Adverse Effect on the ability of Acquiror to consummate the Merger.

      Section 4.09 PROXY STATEMENT. The information supplied by Acquiror for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Company Shareholders, at the time of the Shareholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement with respect to Acquiror and its Subsidiaries in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which has become false or misleading.

      Section 4.10 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.


                                    ARTICLE V

                                    COVENANTS

      Section 5.01 SOLICITATION. Until the earlier of the termination of this Agreement in accordance with Article VII and the Effective Time:

      (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, (i) solicit, initiate or take action to facilitate any inquiries or proposals with respect to a merger, consolidation, business combination, sale of substantial assets or similar transactions involving the Company, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Board of Directors of the Company (the "Company Board") from (A) issuing a press release or otherwise publicly disclosing the terms of this Agreement including, without limitation, this Section, only as required by law and only after first advising Acquiror in writing of such disclosure; (B) making any disclosure to the Company Shareholders which, in the judgment of the Board of Directors with advice of counsel should reasonably be made under applicable law (including, without limitation, laws relating to the fiduciary duties of directors); (C) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the Company Shareholders, if (1) counsel to the Company Board advises the Company Board that in the exercise of its fiduciary responsibilities such information should be provided or discussions or negotiations held, (2) the Company Board determines in good faith (after consultation with and based upon the written advice of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction (an "Acquisition Transaction") more favorable to the Company Shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Transaction being referred to in this Agreement as a "Superior Proposal") and that the person or entity making such Superior Proposal has the financial means to conclude such transaction, and (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Company Board receives from such person or entity an executed confidentiality agreement with confidentiality covenants not materially less favorable to the Company than those contained in the Confidentiality Agreements; or (D) taking any position with regard to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2 under the Exchange Act which is consistent with the advice of counsel concerning the Company Board's fiduciary duties under applicable law with respect to a tender offer commenced by a third party (other than by public announcement alone).

      (b) The Company shall notify Acquiror no later than twenty-four (24) hours after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity. Such notice to Acquiror shall be made orally and shall be confirmed in writing within forty-eight (48) hours after initially being communicated and shall indicate in reasonable detail the identity of the person or entity making such proposal, inquiry or contact and the terms and conditions thereof; provided, however, to the extent the Company's legal counsel shall advise the Company Board that complying with such notification requirements will result in the breach of the terms of any confidentiality agreement executed by the Company on or prior to the date hereof, then the Company shall be entitled to comply with such notice requirement to the maximum extent possible without breaching the terms of such confidentiality agreement.

      (c) If prior to the approval of the Merger by the Company Shareholders and subject to Section 5.01(a), the Company Board shall determine with respect to any written proposal from a third party for an Acquisition Transaction received after the date hereof, that failure to enter into such Acquisition Transaction would create a reasonable possibility of a breach of the fiduciary duties of the Company Board under applicable law and that such Acquisition Transaction is more favorable to the Company Shareholders than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Acquiror in response to such Acquisition Transaction), the Company may terminate this Agreement and enter into an acquisition agreement or other similar definitive agreement (each, an "Acquisition Agreement") with respect to such Acquisition Transaction. Prior to terminating this Agreement pursuant to this Section 5.01(c), the Company shall endeavor to provide Acquiror with a reasonable opportunity to respond to any Acquisition Transaction which the Company may wish to accept, including in any case advising Acquiror of the material terms of any Acquisition Transaction.

      Section 5.02  SHAREHOLDER APPROVALS.

      (a) As promptly as practicable following the execution and delivery of this Agreement, unless this Agreement shall have been previously terminated in accordance with Section 5.01(c) or Article VII, the Company shall prepare and file the Proxy Statement with the SEC pursuant to the Exchange Act and, upon clearance of any comments received from the staff of the SEC or confirmation that the staff will have no comments, submit this Agreement and the Merger to its shareholders for approval and adoption at a meeting of its shareholders called by the Company for such purpose in the manner prescribed by the Exchange Act. Unless this Agreement shall have been previously terminated in accordance with Section 5.01(c) or Article VII, and subject to its fiduciary duties under Applicable Laws, the Company Board shall unanimously recommend that the Company Shareholders vote to approve and adopt this Agreement and the Merger and the other matters to be submitted to the Company Shareholders in connection therewith and shall use its best efforts to solicit and secure from the Company Shareholders their approval and adoption of this Agreement and the Merger.

      (b) Unless this Agreement shall have been previously terminated in accordance with Section 5.01(c) or Article VII, Acquiror shall prepare and lodge the Circular with the London Stock Exchange and, upon approval of the Circular by the London Stock Exchange dispatch the Circular to its stockholders. Unless this Agreement shall have been previously terminated in accordance with Section 5.01(c) or Article VII, the Board of Directors of Acquiror shall recommend that the stockholders of Acquiror vote to approve the Merger and other matters to be submitted to the stockholders of Acquiror in connection therewith and shall use its best efforts to solicit and secure from the stockholders of Acquiror their approval of the Merger and, once the Merger is approved by the stockholders of Acquiror, cause Sub to consent in writing to the approval and adoption of this Agreement and the Merger.

      Section 5.03 CONDUCT OF THE BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 5.01(c) or Article VII and the Effective Time, the Company agrees with respect to itself and its Subsidiaries (except to the extent that Acquiror shall otherwise consent in writing):

      (a) to preserve and maintain its corporate existence and all of its rights, privileges and franchises reasonably necessary or desirable in the normal conduct of its business, except to the extent contemplated by any transactions specifically permitted by this Agreement;

      (b) not to acquire any stock or other interest in, nor (except in the ordinary course of business) purchase any assets of, any corporation, partnership, association or other business organization or entity or any division thereof (except any stock or assets distributed to the Company or any of its Subsidiaries as part of any bankruptcy or other creditor settlement or pursuant to a plan of reorganization), nor agree to do any of the foregoing;

      (c) not to sell, lease, assign, transfer or otherwise dispose of any of its assets (including, without limitation, patents, trade secrets or licenses), nor suffer to exist or create any Lien on any of its assets, except as permitted by this Agreement or in the ordinary course of business and except that the Company and each of its Subsidiaries may sell or otherwise dispose of any assets which are obsolete;

      (d) not to incur any indebtedness, other than as a result of borrowings or drawdowns, the issuance of letters of credit for the account of the Company and the incurrence of interest, letter of credit reimbursement obligations and other obligations under the terms of the Credit Agreement dated September 8, 1995 as amended, among the Company and Wachovia Bank, N.A., as agent, and Wachovia Bank, N.A. and First Union National Bank of North Carolina, as lenders, which indebtedness shall be incurred only for working capital purposes in the ordinary course of business;

      (e) not to (x) alter, amend or repeal any provision of its Articles of Incorporation or Bylaws, (y) change the number of its directors (other than as a result of the death, retirement or resignation of a director), (z) form or acquire any Subsidiaries not existing as of the date of this Agreement, (xx) enter into, modify or terminate any contracts or leases which have a Material Adverse Effect on the Company or agree to do so, (yy) enter into, modify or terminate any Employment Arrangement, or (zz) declare, pay, commit to or incur any obligation of any kind for the payment of any bonus, additional salary or compensation or retirement, termination, welfare or severance benefits or change in control benefits payable or to become payable to any of its employees or such other persons, except for such matters as are required pursuant to the terms of any existing Employment Arrangement or Benefit Plan;

      (f) to maintain its books, accounts and records in the usual, ordinary and regular manner and in material compliance with all applicable laws;

      (g) to pay and discharge all taxes imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, except to the extent that the Company is currently contesting, in good faith and by proper proceedings, the payment of such taxes and the Company maintains appropriate reserves with respect thereto;

      (h) not to settle any tax claim against the Company or any of its Subsidiaries or any litigation (net of applicable insurance proceeds) in excess of $25,000 in the aggregate;

      (i) to meet its obligations under all contracts and leases and not become in default thereunder, where such default would have a Material Adverse Effect on the Company;

      (j) to maintain its business and assets in good repair, order and condition, reasonable wear and tear excepted, and maintain insurance upon such business and assets at least comparable in amount and kind to that in effect on the date hereof,

      (k) to maintain its present relationships and goodwill with suppliers, brokers, manufacturers, representatives, distributors, customers and others having business relations with it (provided that it may pursue overdue accounts and otherwise exercise lawful remedies in its customary fashion);

      (l) not to declare, set aside, make or pay any dividends or other distributions with respect to the Company Common Stock, or purchase or redeem any shares of the Company Common Stock, or agree to take any such action;

      (m) except for those capital expenditures listed on Schedule 5.03(m) which have been previously approved by the Company Board, not to authorize or make any single capital expenditure in excess of $50,000, or if the aggregate of the amount of such capital expenditure together with the amounts of all other capital expenditures since the date of this Agreement shall exceed $100,000;

      (n) not to violate any law or regulation applicable to it nor violate any order, injunction or decree applicable to the conduct of its business; and

      (o) not to increase the number of shares authorized or issued and outstanding of the Company Common Stock, nor grant or make any pledge, option, warrant, call, commitment, right or agreement of any character relating to the Company

Common Stock, nor issue or sell any shares of the Company Common Stock, or securities convertible into such capital stock, or any bonds, promissory notes, debentures or other corporate securities or become obligated so to sell or issue any such securities or obligations, except, in any case, issuance of shares of the Company Common Stock pursuant to the exercise of options outstanding as of the date hereof and referred to in Section 3.04;

      (p) not to make any change to its accounting methods, principles or practices, except as may be required by U.S. generally accepted accounting principles;

      (q) not to waive any right or cancel any debt owed to the Company or any Subsidiary or claim against any person or entity, except in the ordinary course of business and provided the value of the right waived or debt cancelled does not exceed $25,000; and

      (r) not to authorize, or commit or agree to take, any of the foregoing actions.

      Section 5.04 ACCESS TO INFORMATION. Upon reasonable notice, the Company shall (i) afford to the officers, employees, accountants, counsel and other representatives of Acquiror, access, during normal business hours during the period prior to the earlier of the termination of this Agreement and the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, accountants' work papers, correspondence and affairs, and (ii) cause its and their officers and employees to furnish, to Acquiror, Sub and their authorized representatives, any and all financial, technical and operating data and other information pertaining to the businesses of the Company as Acquiror or Sub shall from time to time reasonably request. In addition, without limiting the generality of the foregoing, the Company will, and will cause each of its Subsidiaries to, make available to Acquiror and Sub for examination true and complete copies of all tax returns filed by the Company, together with all available revenue agents' reports, all other reports, notices and correspondence concerning tax audits or examinations and analyses of all provisions for reserves or accruals of taxes, including deferred taxes. Acquiror, Sub and the Company will each hold such information which is subject to the reciprocal Confidentiality Agreements dated as of May 11, 1998 and July 4, 1998 between Acquiror and the Company (the "Confidentiality Agreements") in accordance with and subject to the restrictions contained in the Confidentiality Agreements. No information or knowledge obtained in any investigation pursuant to this Section 5.04 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

      Section 5.05  REQUIRED AUTHORIZATIONS.

      (a)   Acquiror,   Sub  and  the  Company   shall  each,   as  promptly  as
practicable, take all reasonable actions necessary to obtain all Required Authorizations (if any) required to be given or obtained by it, respectively, to permit Acquiror and Sub, on the one hand, and the Company, on the other, to consummate the transactions contemplated by this Agreement and to realize the respective benefits to each party contemplated hereby.

      (b) Without limiting the generality of the foregoing, Acquiror, Sub and the Company shall each cooperate with the others in filing in a timely manner any applications, requests, reports, registrations or other documents, including, without limitation, all reports and documents required to be filed by or under the HSR Act, Securities Act or the Exchange Act (including, without limitation, the Proxy Statement), with any Governmental Authority having jurisdiction with respect to the transactions contemplated hereby and in consulting with and seeking favorable action from any Governmental Authority.

      (c) Each of Acquiror, Sub and the Company shall use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Section 6 below).

      Section 5.06 PUBLIC ANNOUNCEMENTS. Neither Acquiror, Sub nor the Company shall make any press release or other written public statement concerning the matters covered by this Agreement without the approval of the other parties hereto, except as required by law or applicable regulation, and each shall in all events use its best efforts to permit such other parties an opportunity to review and comment upon any such release or statement prior to dissemination. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

      Section 5.07 PLANS. Except as required by law or the terms of any Plan, from the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with Section 5.01(c) or Article VII, no award or grant under the Plans shall be made without the consent of Acquiror; it being understood that no options, warrants or other rights to acquire securities of the Company shall be granted by the Company. No amendment to (other than revisions required to comply with the Code or ERISA), or termination of, any of the Plans shall be made without the consent of Acquiror; provided, however, that the Company may proceed with the termination of its defined benefit/cash balance plan.

      Section 5.08  EMPLOYEE ARRANGEMENTS.

      (a)   Acquiror   hereby   acknowledges  and  agrees  that  the  employment
agreements and severance agreements set forth on Schedule 5.08(a) constitute binding obligations of the Company and Acquiror will cause the Surviving Corporation to honor such agreements after the Effective Time in accordance with their terms as in effect on the date hereof.

      (b) For a period of three (3) years following the Effective Time, Acquiror shall cause the Surviving Corporation to continue to maintain employee benefit plans, programs and policies for the employees of the Company which, in the aggregate, provide benefits that are no less favorable to those provided to such employees under the plans, programs and policies maintained for such employees by the Company as of the date hereof; provided, however, that the aggregate cost per employee of maintaining such benefits does not increase by more than five percent (5%) during such period.

      Section 5.09  OFFICERS' AND DIRECTORS' INSURANCE: INDEMNIFICATION.

      (a) For six (6) years after the Effective Time, Acquiror or the Surviving Corporation shall maintain, if available, officers' and directors' liability insurance covering the persons who are presently covered by the Company's officers' and directors' liability insurance policies (copies of which have been delivered to Acquiror) with respect to actions and omissions occurring prior to the Effective Time, on terms which are not materially less favorable than the terms of such current insurance in effect for the Company on the date hereof, provided, HOWEVER, that in no event shall Acquiror or the Surviving Corporation be obligated to pay annual premiums greater than 150% of such premiums paid or payable as of the date hereof; provided, further, that if any annual premium for such coverage and amount of insurance would exceed 150% of such annual rate, the Surviving Corporation shall provide the maximum coverage which shall then be available at an annual premium equal to 150% of such rate.

      (b) For six (6) years after the Effective Time, Acquiror and the Surviving Corporation shall maintain the right to indemnification of officers and directors provided for in the Company Bylaws as in effect on the date hereof, with respect to indemnification for acts and omissions occurring prior to the Effective Time, including without limitation, the transactions contemplated by this Agreement.

      (c) This Section shall survive the closing of the transactions contemplated by this Agreement, is intended to benefit the Company, Acquiror, Sub or the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section against the Company, Acquiror, Sub or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of Acquiror and the Surviving Corporation.

      (d) In the event Acquiror, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any such person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation assume the obligations set forth in this Section.

      Section 5.10 COMPANY TRANSACTIONAL EXPENSES. The Company agrees that, in connection with this Agreement and transaction contemplated hereby, the amount of fees, costs and expenses to be incurred by its financial advisors, accountants and counsel shall not exceed $1,050,000; provided, however, that any such additional fees, costs and expenses incurred in an amount up to $50,000 shall not constitute a breach of this Section 5.10. The Company shall use its reasonable best efforts not to exceed the $1,050,000 limitation described above. The Company further agrees not to engage any other advisors, accountants or counsel in connection with this Agreement and the transaction contemplated hereby and to periodically apprise Acquiror of the aggregate amount of the transaction fees and expenses incurred and anticipated to be incurred in connection with this Agreement and the matters contemplated hereby.

      Section 5.11 COMPANY SUBSEQUENT EVENTS. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should become known to the Company which should be set forth in a supplement to the Circular, the Company shall promptly inform the Acquiror.

      Section 5.12 ACQUIROR SUBSEQUENT EVENTS. If at any time prior to the Effective Time any event relating to the Acquiror or any of its Affiliates, officers or directors should become known to Acquiror which should be set forth in a supplement to the Proxy Statement, Acquiror shall promptly inform the Company.

      Section 5.13 SETTLEMENT AGREEMENT PAYMENT. The Company shall comply with the terms of that certain

Settlement Agreement dated August 10, 1998, between the Company and Carico International, Inc. (the "Settlement Agreement") and make the payments required pursuant to the terms of the Settlement Agreement to Carico as and when they become due.


                                   ARTICLE VI

                              CONDITIONS TO MERGER

      Section 6.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

      (a) Shareholder Approval. (i) This Agreement shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the votes cast by the holders of Company Common Stock entitled to vote thereon at a special meeting called for such purpose and (ii) the Merger shall have been approved by the passing of a resolution by at least a majority of the votes cast by the holders of outstanding shares of the Acquiror entitled to vote thereon at the EGM held for such purpose.

      (b) Required Authorizations. All Required Authorizations shall have been obtained.

      (c) No Injunctions or Restraints; illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall there be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

      (d) HSR Waiting Period. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

      Section 6.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR AND SUB. The obligations of Acquiror and Sub to effect the Merger are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by Acquiror and Sub:

      (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties are made as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date) as of the Closing Date as though made on and as of the Closing Date, in each case except for changes contemplated by this Agreement, and Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

      (b) Performance of Obligations of The Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

      (c) Resignation of Directors. Acquiror shall have received letters of resignation, effective as of the Effective Time, executed and tendered by each of the existing directors of the Company, or, to the extent such resignations are not obtained, such other evidence, satisfactory to Acquiror, that such directors shall have been duly and lawfully removed (without cost or other liability to the Company other than pursuant to any agreement or other arrangements with such directors existing and in effect as of the date hereof) effective as of the Effective Time.

      (d) Employment Agreement. Sub shall have entered into an employment agreement with Steven L. Schneider, President and Chief Executive Officer of the Company, in substantially the same form as the employment agreement attached to this Agreement as Exhibit B and Mr. Schneider shall be ready, willing and able to perform his duties under said employment agreement.

      Section 6.03 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

      (a) Representations and Warranties. The representations and warranties of Acquiror and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties are made as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date) as of the Closing Date as though made on and as of the Closing Date, in each case except for changes contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

      (b) Performance of Obligations of Acquiror and Sub. Acquiror and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer and the Chief Financial Officer of Acquiror to such effect.


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

      Section 7.01 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the Company Shareholders, by written notice by the terminating party to the other party under the circumstances set forth below:

      (a)   by mutual written consent of Acquiror and the Company; or

      (b) by either Acquiror or the Company if the Merger shall not have been consummated by March 31, 1999 (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been a cause of or has resulted in the failure of the Merger to occur on or before such date); or

      (c) by either Acquiror or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

      (d) by either Acquiror or the Company, if, at the Shareholders' Meeting (including any adjournment or postponement), the requisite vote of the Company Shareholders in favor of this Agreement and the Merger shall not have been obtained; or

      (e) by either Acquiror or the Company, if, at the EGM (including any adjournment or postponement), the requisite vote of the stockholders of Acquiror in favor of the resolution approving the Merger shall not have been obtained; or

      (f) by either Acquiror or the Company if the other party has breached any material representation, warranty or covenant contained in this Agreement and, if such breach is curable, after notice of such breach by the non-breaching party the breach has not been cured within ten (10) days; or

      (g)   by the Company, as provided in Section 5.01(c) hereof.

      Section 7.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Acquiror, the Company, Sub or their respective officers, directors, shareholders or Affiliates, except as set forth in Section 7.03 and further except that nothing herein shall relieve any party from liability for any willful breach of this Agreement.

      Section 7.03  FEES AND EXPENSES.

      (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

      (b) The Company shall pay Acquiror a termination fee of three percent (3%) of aggregate transaction value upon the termination of this Agreement pursuant to Section 7.01(f) (only in the case of an affirmative act by the Company which results in an intentional or bad faith breach by the Company as determined pursuant to the procedure set forth in Section 8.08) or Section 7.01(g). The fee, payable in connection with the termination of this Agreement pursuant to Section 7.01(g), shall be paid to Acquiror within two (2) days of the termination of this Agreement pursuant to such Section.

      (c) In addition to any termination fee paid pursuant to Section 7.03(b), if this Agreement is terminated pursuant to Section 7.01, and the Company consummates an Acquisition Transaction within twelve (12) months from the date of this Agreement, the Company shall pay Acquiror a topping fee equal to fifteen percent (15%) of the difference between the total consideration received in the Acquisition Transaction and the total consideration offered pursuant to this Agreement. For purposes of this subsection, the total consideration offered pursuant to this Agreement shall equal the product of the Per Share Purchase Price and the number of shares of Company Common Stock issued and outstanding as of August 13, 1998. All payments due under this Section 7.03(c) shall be payable in cash to Acquiror and shall be paid within two (2) days of the Company having consummated an Acquisition Transaction.

      Section 7.04 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Company Shareholders, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. Prior to the Effective Time, this Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

      Section 7.05 EXTENSION, WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by the other parties hereto and (iii) waive compliance with any of the agreements or conditions contained herein for their benefit. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VIII

                                  MISCELLANEOUS

      Section 8.01 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 5.08, 5.09,
7.02 and 7.03 and this Article VIII. The Confidentiality Agreements shall survive the execution and delivery of this Agreement.

      Section 8.02 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)   if to Acquiror, to:
            McLeod Russel Holdings PLC
            2 Hitching Court, Blacklands Way
            Abingdon Business Park
            Abingdon, Oxon  OX14  1RG
            ENGLAND

            with a copy to:

            Ernest W. Reigel, Esq.
            Moore & Van Allen, PLLC
            100 N. Tryon Street, Floor 47
            Charlotte, North Carolina 28202-4003

      (b)   if to Sub, to:
            McLeod Russel of Pennsylvania, Inc.
            c/o Ernest W. Reigel, Esq.
            Moore & Van Allen, PLLC
            100 N. Tryon Street, Floor 47
            Charlotte, North Carolina 28202-4003

      (c)   if to the Company, to:
            Trion, Inc.
            101 NcNeill Road
            Sanford, North Carolina  27331-0760

            with a copy to:

            Janice C. Hartman, Esq.
            Kirkpatrick & Lockhart LLP
            1500 Oliver Building
            Pittsburgh, Pennsylvania 15222

      Section 8.03 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 14, 1998.

      Section 8.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      Section 8.05 ENTIRE AGREEMENT: NO THIRD PARTY Beneficiaries. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except with respect to the Confidentiality Agreements and Sections 5.08 and 5.09 (which are intended for the benefit of the persons referred to therein, and may be enforced by such persons).

      Section 8.06  GOVERNING LAW.  This  Agreement  shall   be   governed   and
construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to any applicable conflicts of law.

      Section 8.07 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign its rights, interests and obligations hereunder to an entity owned and controlled by Acquiror without the consent of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      Section 8.08 ARBITRATION. For purposes of Section 7.03(b) only, the parties agree to be bound by the results of arbitration, and judgment upon the award so rendered may be entered and enforced in any court of competent jurisdiction. The arbitrator(s) shall have the power and authority to render equitable relief, including the issuance of an injucntion. The forum of such arbitration shall be Charlotte, North Carolina to the exclusion of all other jurisdictions. The parties further agree and consent to the jurisdiction of the courts of the State of North Carolina for the purpose of enforcing this Section and for the purpose of confirming an award and entering judgment upon said award, and the parties further waive all objections to the jurisdiction of such courts and to venue in any such courts. The procedure for such arbitration is as follows:

      Either party may notify the other party in writing that arbitration is demanded (the "Demand for Arbitration") pursuant to this Section. Within twenty
(20) days after the date of the Demand for Arbitration, the parties will select from the list of potential arbitrators provided by the American Arbitration Association, an arbitrator to hear and determine the dispute. In the event that the parties cannot agree upon the selection of a single arbitrator, the parties agree that the American Arbitration Association in

Charlotte, North Carolina will select an independent attorney to serve as arbitrator.

      The arbitrator shall decide the dispute in accordance with the following procedures:

            (A) Within ten (10) days of the selection of an arbitrator, each party shall submit to the arbitrator and the other party its written position (the "Initial Submission") which shall not exceed 15 pages, double-spaced plus such documentary evidence as the party deems necessary.

            (B) Within ten (10) days of the delivery of the Initial Submission, each party may submit to the arbitrator and the other party a reply memorandum (the "Reply Submission") which shall not exceed 10 pages, double-spaced plus such other documentary evidence as the party deems necessary.

            (C) Within ten (10) days of the expiration of the period for the delivery of the Reply Submission, the arbitrator may call a hearing, which may be by telephone conference (the "Hearing"). At any Hearing, the arbitrator may ask representatives and counsel for the parties questions with respect to the issue to be decided and positions of the parties.

            (D) Within seven (7) days after the later to occur, if such is to occur, of (a) the Hearing or (b) the Reply Submission, the arbitrator shall render a decision and/or award.

            (E) The arbitrator shall promptly notify the parties in writing of the decision and/or award. The award shall not contain an explanation of the decision.

      IN WITNESS WHEREOF, Acquiror, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

                                    TRION, INC.

                                    By:     /s/ Steven L. Schneider
                                            -----------------------

                                    Title:  President and CEO
                                            -----------------------

                                    MCLEOD RUSSEL HOLDINGS PLC

                                    By:     /s/ Ian J. Hazlehurst
                                            -----------------------

                                    Title:  Chief Executive
                                            -----------------------


                                    MCLEOD RUSSEL OF PENNSYLVANIA, INC.

                                    By:     /s/ P. J. Humphreys
                                            -----------------------

                                    Title:  Vice President
                                            -----------------------

                                     ANNEX 1

                                   DEFINITIONS

      For purposes of this Agreement (to which this ANNEX 1 is attached and of which this ANNEX 1 forms a part), the following terms shall have the meanings set forth below:


      "Acquiror" shall have the meaning assigned thereto in the Preamble to this Agreement.

      "Acquiror  Balance  Sheet"  shall  have the  meaning  assigned  thereto in
Section 4.05 of this Agreement.

      "Acquiror Bylaws" shall have the meaning assigned thereto in Section 4.01 of this Agreement.

      "Acquiror  Certificate" shall have the meaning assigned thereto in Section
4.01 of this Agreement.

      "Acquiror Common Stock" shall have the meaning assigned thereto in Section 4.02(a) of this Agreement.

      "Acquisition Agreement" shall have the meaning assigned thereto in Section 5.01(d) of this Agreement.

      "Acquisition Proposal" shall have the meaning assigned thereto in Section 5.01(a) of this Agreement.

      "Acquisition  Transaction"  shall  have the  meaning  assigned  thereto in
Section 5.01(a) of this Agreement.

      "Affiliate" of the Company shall mean any "affiliate" of the Company as defined in Rule 12b-2 under the Exchange Act and, without limiting the generality of the foregoing, shall include any person that beneficially owns (within the meaning of Rule 1 3d-3 under the Exchange Act) 5% or more of the Company Common Stock, but shall not include Acquiror or Sub.

      "Agreement" shall mean this Agreement and Plan of Merger.

      "Antitrust Laws" shall mean the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

      "Applicable Laws" shall mean all applicable laws, statutes, orders, rules, regulations or policies promulgated, or judgments, decisions or orders entered by any Governmental Authority.

      "Articles of Merger"  shall have the meaning  assigned  thereto in Section
1.01 of this Agreement.

      "BCL" shall have the meaning assigned thereto in Section 1.01 of this Agreement.

      "Certificates" shall have the meaning assigned thereto in Section 2.02(b) of this Agreement.

      "Circular" shall mean the circular prepared by Acquiror and mailed to the stockholders of Acquiror in connection with the EGM and the Merger.

      "Closing Date" shall have the meaning assigned thereto in Section 1.02 of this Agreement.

      `"Closing" shall have the meaning assigned thereto in Section 1.02 of this Agreement.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Company" shall have the meaning assigned thereto in the Preamble to this Agreement.

      "Company Articles" shall have the meaning assigned thereto in Section 3.01 of this Agreement.

      "Company Balance Sheet" shall have the meaning assigned thereto in Section 3.07(b) of this Agreement.

      "Company Board" shall have the meaning assigned thereto in Section 5.01(a) of this Agreement.

      "Company Bylaws" shall have the meaning assigned thereto in Section 3.01 of this Agreement.

      "Company Common Stock" shall have the meaning assigned thereto in the Preamble to this Agreement.

      "Company Option" shall have the meaning assigned thereto in Section 2.05 of this Agreement.

      "Company SEC Reports" shall have the meaning assigned thereto in Section 3.07(a) of this Agreement.

      "Company Shareholders" shall have the meaning assigned thereto in Section 2.02(a) of this Agreement.

      "Confidentiality  Agreements"  shall have the meaning  assigned thereto in
Section 5.04 of this Agreement.

      "Constituent Corporations" shall have the meaning assigned thereto in the Preamble to this Agreement.

      "Dissenting Shares" shall have the meaning assigned thereto in Section 2.04(a) of this Agreement.

      "Effective Time" shall have the meaning assigned thereto in Section 1.01 of this Agreement.

      "EGM" shall have the meaning assigned thereto in Section 3.12(b) of this Agreement.

      "Environmental  Laws" shall have the meaning  assigned  thereto in Section
3.17 of this Agreement.

      "Environmental Permits" shall have the meaning assigned thereto in Section
3.17 of this Agreement.

      "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended.

      "Exchange Act" shall have the meaning assigned thereto in Section 3.05(d) of this Agreement.

      "Exchange Agent" shall have the meaning assigned thereto in Section 2.02(a) of this Agreement.

      "Exchange Fund" shall have the meaning assigned thereto in Section 2.02(a) of this Agreement.

      "Financing" shall have the meaning assigned thereto in Section 4.06 of this Agreement.

      "Governmental Approval" means any permit, license, authorization, consent, approval, waiver, exception, variance, order, or exemption issued by any Governmental Authority.

      "Governmental Authority" means any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of a government with jurisdiction over the matter in question.

      "HSR Act" shall have the meaning set forth in Section 3.05(d) of this Agreement.

      "Hazardous  Materials"  shall have the meaning assigned thereto in Section
3.17 of this Agreement.

      "Indemnified Parties" shall have the meaning assigned thereto in Section 5.09(c) of this Agreement.

      "Intellectual Property" shall have the meaning assigned thereto in Section
3.10 of this Agreement.

      "IRS" shall mean the Internal Revenue Service of the United States government.

      "Knowledge" shall mean what a particular executive officer actually knows or should have known (after making reasonable inquiry) given his position and responsibilities for the Company, its Subsidiaries, Acquiror or Sub, as the case may be.

      "Liens" shall mean all mortgages,  deeds of trust, pledges, liens, leases,
security   interests,   security   agreements,   conditional  sales  agreements,
easements, restrictions, encroachments and other encumbrances.

      "London Stock Exchange" shall mean the London Stock Exchange Limited.

      "Material Adverse Effect" shall mean, with respect to any party, any event, change or effect, individually or in the aggregate with such other events, changes or effects, that has occurred which has a material adverse effect on the business or financial condition of such party and its subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect with respect to any party shall not include any change in or effect upon the business or financial condition of such party or any of its subsidiaries directly or indirectly arising out of or attributable to or a consequence of conditions, events, or circumstances generally affecting one or more of the industries in which Acquiror (and its Subsidiaries) and the Company (and its Subsidiaries), or their customers, operate or the economy in general.

      "Merger" shall have the meaning assigned thereto in the Preamble to this Agreement.

      "Permitted Investments" shall have the meaning assigned thereto in Section 2.02(f) of this Agreement.

      "Per Share  Purchase  Price"  shall have the meaning  assigned  thereto in
Section 2.01(b) of this Agreement.

      "Plans" shall have the meaning assigned thereto in Section 3.15(a) of this Agreement.

      "Predecessor" shall mean a predecessor entity which has been merged with the Company or any Subsidiary of the Company.

      "Proxy Statement" shall have the meaning assigned thereto in Section 3.05(d) of this Agreement.

      "Related Persons" shall have the meaning assigned thereto in Section 3.15(a) of this Agreement.

      "Required Authorizations" shall mean, with respect to any person, (i) all consents, authorizations, approvals or other orders or actions of, or filings or registrations with, any Federal, state, local or foreign governmental authority or agency and (ii) all notices, permits, approvals, consents, qualifications, waivers or other actions of third parties under any lease, note, mortgage, indenture, agreement or other instrument (or, in the case of the Company, under any material contract, employment agreement or any Governmental Approval) or under any other third-party franchise, license or permit, other than any such consents, authorizations, approvals, permits, qualifications, waivers, orders, registrations, filings, applications or other actions, the absence of which would not reasonably be expected to have a Material Adverse Effect with respect to such person.

      "Scheduled Leases" shall have the meaning assigned thereto in Section 3.11 of this Agreement.

      "SEC" shall have the meaning assigned thereto in Section 3.05(d) of this Agreement.

      "Securities Act" shall have the meaning assigned thereto in Section 3.04 of this Agreement.

      "Settlement  Agreement" shall have the meaning assigned thereto in Section
5.13 of this Agreement.

      "Shareholders' Meeting" shall have the meaning assigned thereto in Section
3.12 of this Agreement.

      "Stock  Option  Plan" shall have the meaning  assigned  thereto in Section
3.04 of this Agreement.

      "Sub" shall have the meaning assigned thereto in the Preamble to this Agreement.

      "Subsidiary" shall mean, with respect to any party, any corporation, other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

      "Superior Proposal" shall have the meaning assigned thereto in Section 5.01(a) of this Agreement.

      "Surviving Corporation" shall have the meaning assigned thereto in the Preamble to this Agreement.

      "Title IV Plan" shall have the meaning assigned thereto in Section 3.15(c)(i) of this Agreement.